Contacts:                                                    Exhibit (a)(23)

CSX Corporation                            Kekst and Company
Thomas E. Hoppin                           Richard Wolff
(804) 782-1450                             (212) 593-2655



FOR IMMEDIATE RELEASE


               CSX COMMENCES PURCHASE OF TENDERED SHARES


Richmond, Va., Nov. 26, 1996--CSX Corporation (CSX)(NYSE:
CSX) today announced that it has commenced payment for the 19.9% of outstanding shares of Conrail Inc. (NYSE: CRR) it accepted for payment on November 21 under its $110 per share tender offer. The final proration factor under the CSX tender offer is 23.451836%.

CSX, headquartered in Richmond, Va., is an international transportation company offering a variety of rail, container-shipping, intermodal, trucking, barge and contract logistics management services. Conrail, with corporate headquarters in Philadelphia, Pa., operates an 11,000 mile rail freight network in 12 Northeastern and Midwestern states, the District of Columbia, and the Province of Quebec.


          CSX's internet address is http://www.csx.com

     Conrail's internet address is http://www.conrail.com



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